CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation in this Registration Statement on Form S-8 of Odyssey Marine Exploration, Inc. of our report dated April 28, 1997, on our audit of the financial statements of Odyssey Marine Exploration, Inc. (formerly named Universal Capital Corporation) appearing in the Company's Annual Report on Form 10-KSB for the year ended February 28, 1997.

/s/ Miller and McCollom
MILLER AND MCCOLLOM

April 15, 1998